CTM MEDIA HOLDINGS, INC.

SPECIFIC POWER OF ATTORNEY

For the Purpose of Filing Forms 3, 4, 5 and 144 with the Securities and Exchange Commission

      I, Irwin Katsof, a Director of CTM Media Holdings, Inc., a Delaware Corporation, do
hereby constitute and appoint Joyce J. Mason and Stephanie Greene, or any one of them, my true and lawful attorney and agent in fact for me and in my name, place and stead, and for my use and benefit:
            To sign and file with the Securities and Exchange Commission any and all
Form 3, Form 4, Form 5 or Form 144 filings regarding the purchase or sale of CTM Media
Holdings, Inc. non-derivative securities and/or the grant, exercise or cancellation of CTM Media
Holdings, Inc. derivative securities ("Securities") undertaken by me during any calendar month for which I am unable to sign and file personally.
            This instrument is to be construed and interpreted as a specific and not a general power of attorney.  The enumeration of specific items, acts, rights or powers herein limits and restricts, and is to be construed or interpreted as limiting or restricting the specific powers herein granted to said attorney in fact.
            The rights, powers and authority of said attorney in fact to exercise the specific rights and powers herein granted shall commence and be in full force and effect on October 19,
2010, and such rights, powers and authority shall remain in full force and effect thereafter until the earlier of October 18, 2015 or until the requirement to file such Forms 3, 4, 5 or 144 with the
Securities and Exchange Commission regarding CTM Media Holdings, Inc. Securities no longer applies to me.
Dated:        October __, 2010

By:
        Name:  Irwin Katsof